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                                                                     EXHIBIT 11A


                        GATX CORPORATION AND SUBSIDIARIES

            COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30           SEPTEMBER 30
                                                     -------------------   ---------------------
                                                       2000       1999       2000        1999
                                                     --------   --------   ---------   ---------
Average number of shares of common stock
   outstanding                                           47.5       49.5        47.9        49.4

Net income                                           $   45.1   $   42.2   $   127.2   $   119.5

Deduct - Dividends paid and accrued on preferred
   stock                                                    -          -           -           -
                                                     --------   --------   ---------   ---------
Net income, as adjusted                              $   45.1   $   42.2   $   127.2   $   119.5
                                                     ========   ========   =========   =========
Basic net income per share                           $    .95   $    .85   $    2.65   $    2.42
                                                     ========   ========   =========   =========